                                                                   EXHIBIT 3.1.1



                               SECRETARY OF STATE

      I, BILL JONES, Secretary of State of the State of California, hereby certify:

      That the attached transcript of 23 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.



                                      IN WITNESS WHEREOF, I execute this
                                      certificate and affix the Great Seal of
                                      the State of California this day of

                                                      JUNE 22, 1999
                                      -----------------------------------------


                                                  BILL JONES
                                              Secretary of State


Sec. State Form CE 107 (rev. 9/98)

                                                          ENDORSED-FILED
                                                  in the office of the Secretary
                                                      of State of the State
                                                          of California
                                                           June 18 1999
                                                  BILL JONES, Secretary of State


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF

                               WEBSIDESTORY, INC.,
                            a California corporation

      The undersigned, Blaise Barrelet, hereby certifies that:

      1. He is the President and Secretary of WebSideStory, Inc., a California corporation (the "Corporation").

      2. The Articles of Incorporation of the Corporation are amended and restated to read in full as follows:

                                    ARTICLE I

      The name of the corporation is WebSideStory, Inc. (the "Corporation").


                                   ARTICLE II

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

      The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000), of which (a) Fifteen Million Thirty-Four Thousand Eight Hundred Twelve (15,034,812) shares shall be preferred stock ("Preferred Stock"), consisting of Fifteen Million Thirty-Four Thousand Seven Hundred Twelve (15,034,712) shares of Convertible Stock (as hereinafter defined) and One Hundred (100) shares of Redeemable Preferred Stock (as hereinafter defined), and (b) One Hundred Thirty-Four Million Nine Hundred Sixty-Five Thousand One Hundred Eighty-Eight (134,965,188) shares shall be common stock ("Common Stock").

      Except as otherwise restricted by these Amended and Restated Articles of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

      Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

      The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article III.

      The Corporation may issue fractional shares of Convertible Stock (as defined below), Redeemable Preferred Stock (as defined below) and Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as shareholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Fractional shares may, but need not, be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.

A.    CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK

      1. Designation. A total of Fifteen Million Thirty-Four Thousand Seven Hundred Twelve (15,034,712) shares of the Corporation's Preferred Stock shall be designated as a series known as Convertible Redeemable Participating Preferred Stock ("Convertible Stock"). All of the preferential amounts to be paid to the holders of the Convertible Stock as provided in this Section A shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized, other than the Redeemable Preferred Stock which shall rank senior to the Convertible Stock in connection with any event referred to in Section A.4 or A.5.

      2.    Election of Directors, Voting.

            (a) Election of Directors. The number of authorized directors of the Corporation shall not be less than five (5) nor greater than nine (9) and the exact number shall be determined by resolution of the Board of Directors of the Corporation (the "Board of Directors"). So long as the holders of the outstanding shares of Convertible Stock hold of record at least Four Million (4,000,000) shares of Convertible Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), such holders, voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation; provided, however, that, if the holders of the outstanding shares of Convertible Stock hold of record less than Four Million (4,000,000), but at least Two Million (2,000,000), shares of Convertible Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), then such holders, voting together as a separate, class, shall be entitled to elect one
(1) director of the Corporation. If any director elected by the Convertible Stock should cease to be a director of the Corporation for any reason, then, subject to the foregoing restrictions, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Stock, voting together as a separate class.

            (b) Voting Generally. Each share of Convertible Stock shall be entitled to the number of votes equal to the largest number of shares of Common Stock (as described in Section

C.1) into which such share of Convertible Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or written consent of shareholders, if applicable, with fractional votes for fractional shares and appropriate adjustments for stock splits, stock dividends, recapitalizations and the like. Each holder of shares of Convertible Stock shall be entitled to notice of any shareholders' meeting in accordance with the by-laws of the Corporation and, except as provided in Section A.2(a) with respect to the election of no more than two (2) directors, shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.2(a) and Section A.8) or by law.

      3. Dividends. The holders of Convertible Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; provided, however, that no such dividend may be declared or paid on any shares of Convertible Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock and vice versa, with holders of Convertible Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of shares of Convertible Stock entitled to receive such dividends based on the number of shares of Common Stock into which such shares of Convertible Stock are then convertible in accordance with Section A.6 hereof.

      4.    Liquidation; Extraordinary Transaction.

            (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), the assets of the Corporation shall be distributed, subject to the prior payment of the Redeemable Liquidation Preference Amount to the holder of each outstanding share of Redeemable Preferred Stock pursuant to Section B.4 below, as follows:

                  (i) If the amount (the "Distribution Amount") computed by dividing (x) the Distributable Assets (as defined below) by (y) the aggregate number of outstanding shares of Common Stock (assuming full conversion of all outstanding shares of Convertible Stock), is less than five (5) times the Convertible Liquidation Preference Amount (as defined below), then:

                        (A) each holder of outstanding shares of Convertible Stock first shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders (after the aggregate payment of the Redeemable Liquidation Preference Amount pursuant to Section B.4), whether such assets are capital, surplus or earnings (collectively, the "Distributable Assets"), and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash, equal to $0.9977 per share of Convertible Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock) (the "Convertible Liquidation Preference Amount"), plus any declared but unpaid dividends; and

                        (B) the remainder of the Distributable Assets then shall be distributed (1) first, among the holders of Convertible Stock and Common Stock pro-rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Convertible Stock) until such time as such holders have received four (4) times the Convertible Liquidation Preference Amount pursuant to this Section A.4(a)(i)(B), and (2) second, ratably among the holders of Common Stock pro-rata based on the number of shares of Common Stock held by each.

                  (ii) If the Distribution Amount is greater than or equal to five (5) times the Convertible Liquidation Preference Amount, then the Distributable Assets shall be distributed among the holders of Convertible Stock and Common Stock pro-rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Convertible Stock).

            (b)   Extraordinary Transactions.

                  (i) The following transactions shall be deemed "Extraordinary Transactions" under this Article III: (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are shareholders of the Corporation immediately prior to such event); (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; or (E) of any other change of control of 50% or more of the outstanding voting power of the Corporation in a single transaction or series of related transactions, but in all cases excluding a public offering by the Corporation of shares of Common Stock or other securities.

                  (ii) An Extraordinary Transaction shall be deemed a Liquidation Event solely for purposes of this Section A.4. Upon the occurrence of an Extraordinary Transaction, each of the holders of Convertible Stock shall be entitled to receive all amounts specified in Section A4(a) hereof. All amounts due to the holders of Convertible Stock pursuant to Section A.4(a)(i)(A) above shall be payable in cash or, at the election of the holders of not less than two-thirds of the outstanding shares of Convertible Stock, all amounts due to the holders of Convertible Stock pursuant to Sections A.4(a)(ii) and Section AA(a)(i)(B) above may be payable in the same form of consideration as is paid to the holders of Common Stock. Any securities to be paid to the holders of Convertible Stock shall be valued as set forth in Section A.4(d).

            (c) Notice. Prior to the occurrence of any Liquidation Event or any Extraordinary Transaction, the Corporation will furnish to each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event.

            (d) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Convertible Stock in accordance with the terms hereof shall be valued as follows:

                  (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty
(30) calendar day period ending three (3) business days prior to the closing;

                  (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing prices over the thirty (30) calendar day period ending three (3) business days prior to the closing; and

                  (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than two-thirds of the outstanding shares of Convertible Stock; provided that, if the Corporation and such holders are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation; provided, further, that, if the Corporation and such holders are unable to agree mutually to such investment banker, then by calculating the average of three appraisals conducted by three independent investment bankers, such that (A) the Corporation shall select and pay the fees of the first investment banker, (B) such holders shall select and pay the fees of the second investment banker and (C) the first two investment bankers selected shall select a third investment banker, the fees of which shall be paid equally by the Corporation, on the one hand, and such holders, on the other hand.

      5.    Redemption.

            (a)   On or after June 18, 2005.

                  (i)   At any time on or after June 18, 2005, but within ninety
(90) days after the receipt by the Corporation of a written request from the holders of not less than two-thirds of the then outstanding shares of Convertible Stock that all or, if less than all, a specified percentage of such holders' shares of Convertible Stock be redeemed and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem in three (3) equal annual installments (each payment date being referred to herein as a "Redemption Date") the shares specified in such request by paying in cash therefor a sum equal to $0.9977 per share of Convertible Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Convertible Redemption Price"). The number of shares of Convertible Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Convertible Stock outstanding immediately prior to such Redemption Date that have been requested to be redeemed pursuant to this
Section 5(a)(i) by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Convertible Stock effected pursuant to this Section 5(a)(i) shall be made on a pro rata basis among the holders of the Convertible Stock in proportion to the number of shares of Convertible Stock proposed to be redeemed by such holders.

                  (ii) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Convertible Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Convertible Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 5(a)(iii), on or after each Redemption Date, each holder of Convertible Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Convertible Redemption Price of such shares shall be payable to the order or the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (iii) From and after each Redemption Date, unless there shall have been a default in payment of the Convertible Redemption Price, all rights of the holders of shares of Convertible Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Convertible Stock (except the right to receive the applicable Convertible Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Stock on a Redemption Date are insufficient to redeem the total number of shares of Convertible Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Convertible Stock receives the same percentage of the applicable Convertible Redemption Price. The shares of Convertible Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

            (b) Purchase Date. At any time on or after June 18, 2005, upon the election of the holders of not less than two-thirds of the outstanding Convertible Stock to cause the Corporation to redeem Convertible Stock, each holder of Convertible Stock shall be deemed to have elected to cause the applicable percentage of such shares held by such holder to be so redeemed. If at a Redemption Date shares of Convertible Stock are unable to be redeemed (as contemplated by Section A.5(c) below), then holders of Convertible Stock shall also be entitled to interest and dividends pursuant to Sections A.5(c) and (d) below. The aggregate Convertible Redemption Price elected to be payable in cash pursuant to Section A.5(a) shall be payable in cash in immediately available funds to the respective holders on the Redemption Date (subject to Section A.5(c)). Until the aggregate Convertible Redemption Price has been paid in cash for all shares of Convertible Stock being redeemed or acquired: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Section A.8(d) and B.8(d), no shares of capital stock of the Corporation (other than Redeemable Preferred Stock or Convertible Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

            (c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited by law from redeeming all shares of Convertible Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited by law from redeeming some or all of such shares. Any shares of Convertible Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article III. The Corporation shall take such reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem Convertible Stock under the circumstances contemplated by this Section A.5(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section. A.5, including, without limitation, due to a prohibition of such redemption by law, then, during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Convertible Redemption Price and any dividend accumulating after the Redemption Date shall bear interest at the rate equal to the lesser of twelve percent (12%) per annum and the maximum rate permitted by law with such interest to accrue daily in arrears and to be compounded annually.

            (d) Dividend After Redemption Date. From and after a Redemption Date, no shares of Convertible Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; provided, however that in the event that shares of Convertible Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(c) until the date on which such shares are actually redeemed by the Corporation.

            (e) Surrender of Certificates. Upon receipt of the applicable Convertible Redemption Price by certified check or wire transfer, each holder of shares of Convertible Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Stock, and each surrendered certificate shall be canceled and retired.

      6. Conversion. The holders of the Convertible Stock shall have the following conversion rights:

            (a) Conversion Upon Election of Holders. Each holder of a share of Convertible Stock shall be entitled at any time, upon the written election of such holder without the payment of any additional consideration, to convert such share of Convertible Stock into the number of fully paid and nonassessable shares of Common Stock, which results from dividing the Conversion Value (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion, as the numerator, by the per share Conversion Price (as defined in this Section A.6(a)) of the Convertible Stock, as the denominator. The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Conversion Rate." In addition, the holders of shares of Convertible Stock shall be entitled at any time, upon the written election of two-thirds of the outstanding shares of Convertible Stock without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into shares of Common Stock at the Conversion Rate. Upon the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of California, the "Conversion Price" per share of Convertible Stock shall be $0.9977, and the per share "Conversion Value" of Convertible Stock shall be $0.9977. The Conversion Price per share of Convertible Stock and the Conversion Rate shall be subject to adjustment from time to time as provided in Section A.7 hereof. If any share of Convertible Stock is converted at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such declared but unpaid dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

            (b) Automatic Conversion Upon QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock for which the aggregate proceeds attributable to sales for the account of the Corporation, net of underwriting discounts of commissions, exceed $30 million, (ii) the value of the Corporation immediately prior to the offering is equal to or greater than $350,000,000, as determined by multiplying the public offering price per share by the number of outstanding shares of Common Stock of the Corporation immediately prior to the offering (assuming exercise or conversion of all outstanding securities exercisable for or convertible into the Corporation's Common Stock), (iii) such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market, and (iv) all outstanding shares of Redeemable Preferred Stock and all declared but unpaid dividends thereon are paid in full (a "QPO" or a "Qualified Public Offering"); provided that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing. Any such conversion shall be at the Conversion Rate in effect upon the closing of a QPO, as applicable.

      If the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b) at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

            (c) Procedure for Voluntary Conversion. Upon election to convert pursuant to Section A.6(a), the relevant holder of Convertible Stock shall surrender the certificate or certificates representing the Convertible Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of Common Stock upon a conversion of Convertible Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion plus a cash payment in the amount of any declared but unpaid dividends and other amounts as contemplated by Section A.6(a) in respect of the shares of Convertible Stock. The issuance of certificates for Common Stock upon conversion of Convertible Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. In the event of any public offering constituting a QPO, the provisions of Section A.6(d) shall apply.

            (d) Procedure for Automatic Conversion. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Stock shall be converted automatically into shares of Common Stock at the Conversion Rate and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Stock are surrendered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such Convertible Stock has been converted plus all declared but unpaid dividends and other amounts as contemplated by Section A.6(b). Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO, as applicable) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of

Common Stock into which the shares of the Convertible Stock surrendered are convertible on the Automatic Conversion Date and shall pay all declared but unpaid dividends and other amounts as contemplated by Section A.6(b) in respect of the shares of Convertible Stock which are converted.

            (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Convertible Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Convertible Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (f) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Convertible Stock in any manner which would interfere with the timely conversion of any shares of Convertible Stock.

      7. Adjustments. The Conversion Price in effect from time to time shall be subject to adjustment from and after June 18, 1999 and regardless of whether any shares of Convertible Stock are then issued and outstanding as follows:

            (a) Dividends and Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

            (b) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price shall be appropriately increased so that the number, of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

            (c) Sale of Common Stock. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury, but excluding up to Nine Million Six Hundred Twenty-Nine Thousand Seventy-Four (9,629,074) shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like), which number shall include the shares of Common Stock issuable pursuant to options outstanding as of the date hereof, issued to officers, directors or employees of the Corporation upon the exercise of options or other rights issued to such officers, directors or employees pursuant to the Corporation's stock option plan and shares of Common Stock issued as consideration for acquisitions approved by a majority of the members of the Board of Directors (collectively, the "Excluded Shares")), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                  (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                  (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of such additional shares of Common Stock so issued.

            (d) Sale of Options, Rights or Convertible Securities. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                  (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                  (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

            (e) Expiration or Change in Price. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(d) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

            (f) Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

            (g) Reclassification, etc. If the Common Stock issuable upon the conversion of the Convertible Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

            (h) Mergers and Other Reorganizations. Unless such transaction is an Extraordinary Transaction, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another corporation, then, as part of and as a condition to the effectiveness of such reorganization, merger or consolidation, lawful and adequate provision shall be made so that the holders of the Convertible Stock shall thereafter be entitled to receive upon conversion of the Convertible Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock would have been entitled in connection with such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including, without limitation, provisions for adjustment of the applicable Conversion Price and the number of shares purchasable upon conversion of the Convertible Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Stock.

            (i) Certificate. Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof. The Corporation shall, upon written request at any time of any holder of Convertible Stock, prepare, furnish or cause to be furnished to such holder a certificate setting forth: (i) such adjustment or readjustment, showing in detail the facts upon which such adjustments or readjustment is based; (ii) the Conversion Price before and after such adjustment or readjustment; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Stock.

      8. Covenants. So long as any shares of Convertible Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Stock and having obtained the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of Convertible Stock, voting as a single class, with each share of Convertible Stock entitling the holder thereof to one vote per share of Convertible Stock held by such holder:

            (a) amend, alter or repeal any provision of, or add any provision to, Article III of these Amended and Restated Articles of Incorporation, or otherwise amend, alter or repeal any provision of, or add any provision to, these Amended and Restated Articles of Incorporation or the Corporation's by-laws, if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Convertible Stock;

            (b) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Convertible Stock in any respect;

            (c) declare or pay any dividends or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Stock or Redeemable Preferred Stock pursuant to and as provided in these Amended and Restated Articles of Incorporation, and (ii) the redemption at cost of shares of Common Stock from employees, officers or directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to a stock option plan approved by the Board of Directors or a committee thereof; or

            (d) notwithstanding anything herein to the contrary, so long as at least four million (4,000,000) shares of Convertible Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock) shall be outstanding, effect any: (i) Liquidation Event; (ii) merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are shareholders of the Corporation immediately prior to such event); (iii) sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; or (iv) redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; but in all cases excluding: (x) a public offering by the Corporation of shares of Common Stock or other securities; and
(y) any transaction pursuant to which the holders of Convertible Stock and Redeemable Preferred Stock would receive in exchange for all shares of Convertible Stock (including shares of Common Stock resulting from the conversion of Convertible Stock) and Redeemable Preferred Stock then held by them an aggregate amount equal to not less than $90 million with respect to, such transaction that occurs before June 18, 2000, or, thereafter, an aggregate amount equal to not less than $120 million; provided, however, that in each case such aggregate amount thresholds shall be reduced by any amounts previously paid by the Corporation pursuant to a redemption of any Convertible Stock or Redeemable Preferred Stock.

      Further, the Corporation shall not, by amendment of these Amended and Restated Articles of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article III and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Stock against impairment. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Stock.

      9.    Notice.

            (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.4), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

            (b) Waiver of Notice. The holder or holders of not less than two-thirds of the outstanding shares of Convertible Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

            (c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Stock.

      10. No Reissuance of Convertible Stock. No share or shares of Convertible Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Convertible Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

B.    REDEEMABLE PREFERRED STOCK

      1. Designation. A total of One Hundred (100) shares of the Corporation's Preferred Stock shall be designated as a series known as Redeemable Preferred Stock ("Redeemable Preferred Stock"). All of the preferential amounts to be paid to the holders of the Redeemable

Preferred Stock as provided in this Section B shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized.

      2. Voting. The Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under California law.

      3. Dividends. The holders of Redeemable Preferred Stock shall not be entitled to receive dividends.

      4.    Liquidation; Extraordinary Transaction.

            (a) Liquidation Preference. Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock (including the Convertible Stock), an amount in cash equal to $150,000 per share of Redeemable Preferred Stock held by such holder (with no adjustment for any stock split, stock dividend, recapitalization or the like with respect to any of the Corporation's equity securities) (the "Redeemable Liquidation Preference Amount").

            (b) Extraordinary Transaction. An Extraordinary Transaction shall be deemed a Liquidation Event. Upon the occurrence of an Extraordinary Transaction, each of the holders of Redeemable Preferred Stock shall be entitled to receive all amounts specified in Section B.4(a) hereof. All amounts due to the holders of Redeemable Preferred Stock pursuant to Section B.4(a) above shall be payable in cash or, at the election of the holders of not less than two-thirds of the outstanding shares of Redeemable Preferred Stock, all amounts due to the holders of Redeemable Preferred Stock pursuant to Section A.4(a) above may be payable in the same form of consideration as is paid to the holders of Common Stock. Any securities to be paid to the holders of Redeemable Preferred Stock shall be valued as set forth in Section A.4(d).

      5.    Redemption.

            (a)   Redemption Events.

                  (i) Automatic. Immediately upon and as of, and in all cases subject to, the closing of any offering by the Corporation of its capital stock for sale to the public pursuant to an effective registration statement under
Section 5 of the Securities Act of 1933, as amended, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Preferred Redemption Price specified in Section B.5(a)(ii).

                  (ii)  On or after June 18, 2005.

                        (A) At any time on or after June 18, 2005, but within ninety (90) days after the receipt by the Corporation of a written request from the holders of not less than two-thirds of the then outstanding Redeemable Preferred Stock that all or, if less than all, a specified percentage of such holders' shares of Redeemable Preferred Stock be redeemed and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as "Redemption Date") the shares specified in such request by paying in cash therefor a sum equal to $150,000 per share of Redeemable Preferred Stock (the "Redeemable Preferred Redemption Price"). The number of shares of Redeemable Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Redeemable Preferred Stock outstanding immediately prior to such Redemption Date that have been requested to be redeemed pursuant to this Section B.5(a)(ii)(A) by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Redeemable Preferred Stock effected pursuant to this Section B.5(a)(ii)(A) shall be made on a pro rata basis among the holders of the Redeemable Preferred Stock in proportion to the number of shares of Redeemable Preferred Stock proposed to be redeemed by such holders.

                        (B) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Redeemable Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redeemable Preferred Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section B.5(a)(ii)(C), on or after each Redemption Date, each holder of Redeemable Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redeemable Preferred Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (C) From and after each Redemption Date, unless there shall have been a default in payment of the Redeemable Preferred Redemption Price, all rights of the holders of shards of Redeemable Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Redeemable Preferred Stock (except the right to receive the applicable Redeemable Preferred Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Redeemable Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Redeemable Preferred Stock receives the same percentage of the applicable Redeemable Preferred Redemption Price. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

            (b) Purchase Date. At any time on or after June 18, 2005, upon the election of the holders of not less than two-thirds of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock, each holder of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed. If at a Redemption Date shares of Convertible Stock are unable to be redeemed (as contemplated by Section B.5(c) below) then holders of the Redeemable Preferred Stock shall also be entitled to interest pursuant to Section B.5(c). The aggregate Redeemable Preferred Redemption Price shall be payable in cash in immediately available funds on the Redemption Date (subject to Section B.5(c)). Until the aggregate Redeemable Preferred Redemption Price has been paid in cash for all shares of Redeemable Preferred Stock being redeemed or acquired: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted in Section A.8(d) and B.8(d), no shares of capital stock of the Corporation (other than Convertible Stock or the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

            (c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited by law from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited by law from redeeming some or all of such shares. Any shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article III. The Corporation shall take such reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem the Redeemable Preferred Stock under the circumstances contemplated by this Section B.5(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section B.5, including, without limitation, due to a prohibition of such redemption under law, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the Redeemable Preferred Redemption Price of such shares shall bear interest at the rate equal to the lesser of twelve percent (12%) per annum and the maximum rate permitted by law, with such interest to accrue daily in arrears and to be compounded annually.

            (d) Surrender of Certificates. Upon receipt of the applicable Redeemable Preferred Redemption Price by certified check or wire transfer, each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock, and each surrendered certificate shall be canceled and retired.

      6. Covenants. So long as any shares of Redeemable Preferred Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Redeemable Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of Redeemable Preferred Stock, voting as a single class, with each share of Redeemable Preferred Stock entitling the holder thereof to one vote per share of Redeemable Preferred Stock held by such holder:

            (a) amend, alter or repeal any provision of, or add any provision to, Article III of these Amended and Restated Articles of Incorporation, or otherwise amend, alter or repeal any provision of, or add any provision to, these Amended and Restated Articles of Incorporation or the Corporation's by-laws if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Redeemable Preferred Stock;

            (b) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Redeemable Preferred Stock in any respect; or

            (c) declare or pay any dividends or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Stock or Redeemable Preferred Stock pursuant to and as provided in these Amended and Restated Articles of Incorporation, and (ii) the redemption at cost of shares of Common Stock from employees, officers or directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to a stock option plan approved by the Board of Directors or a committee thereof.

      Further, the Corporation shall not, by amendment of these Amended and Restated Articles of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article III and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Redeemable Preferred Stock against impairment. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Redeemable Preferred Stock.

      7. Notices. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Redeemable Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

      In the event that the Corporation provides or is required to provide notice to any holder of Convertible Stock and Common Stock in accordance with the provisions of these Amended and Restated Articles of Incorporation (including the provisions of Sections A.5(c) and A.9) and/or the Corporation's by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

      The holder or holders of not less than two-thirds of the outstanding shares of Redeemable Preferred Stock may, at any time upon written notice to the Corporation, waive, any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

      8. No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      9. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Convertible Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

C.    COMMON STOCK

      1.    Voting.

            (a) Election of Directors. The holders of Common Stock voting as a separate class shall be entitled to elect any directors not authorized to be elected by the holders of Convertible Stock.

      The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of shareholders. The holders of the Common Stock shall vote together with the holders of the Convertible Stock as a single class upon any items submitted to a vote of shareholders as long as any shares of Convertible Stock are outstanding, except as otherwise provided herein or by law.

      2. Dividends. The holders of Common Stock and Convertible Stock shall be entitled to receive dividends out of funds legally available therefor on a pari passu basis as if a single class at such times and in such amounts as the Board of Directors may determine in its sole discretion, as contemplated by Section A.3.

      3. Liquidation. Upon any Liquidation Event, the holders of Common Stock shall be entitled to share in the assets of the Corporation available for distribution as set forth in Sections A.4(a) and BA(a).

                                   ARTICLE IV

               DIRECTORS' LIABILITY AND INDEMNIFICATION OF AGENTS

      The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.

        Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.

                                   *  *  *  *

      3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

      4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment was 100,000,000 shares of Common Stock. The number of shares of stock voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

      The undersigned certifies under penalty of perjury under the laws of the State of California that he has read the foregoing amendment and restatement of the Articles of Incorporation and knows the contents thereof, and that the statements therein are true and correct of his own knowledge.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on June 18 1999, executed at San Diego, California.



                                   WEBSIDESTORY, INC.



                                   By:  /s/ BLAISE BARRELET
                                      -----------------------------------
                                      Name:    Blaise Barrelet
                                      Title:   President and Secretary

                                                                   [SEAL OF THE
                                                                   SECRETARY OF
                                                                      STATE]




                   [SIGNATURE PAGE TO THE AMENDED AND RESTATED
                ARTICLES OF INCORPORATION OF WEBSIDESTORY, INC.]